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                                                                     Exhibit 5.1


[ROPES & GRAY LETTERHEAD]



                                                 June 28, 2006




Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965-1000

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of (i) $291,000,000 aggregate liquidation amount of 5.10% Convertible Trust Preferred Securities (the "Preferred Securities") of AMG Capital Trust I, a Delaware statutory Trust (the "Trust"), (ii) $291,000,000 aggregate principal amount of Junior Subordinated Convertible Debentures due April 15, 2036 (the "Debentures") of Affiliated Managers Group, Inc. (the "Company"), (iii) an indeterminate number of shares of the Company's common stock, $0.01 par value per share (the "Shares"), initially issuable upon the conversion of the Debentures, and (iv) the guarantee by the Company of the Preferred Securities (the "Guarantee") pursuant to the Guarantee Agreement, dated as of April 3, 2006 between the Company and LaSalle Bank National Association ("LaSalle Bank"), as guarantee trustee (the "Guarantee"). The Debentures were issued under an indenture dated as of April 3, 2006 between the Company and LaSalle Bank (the "Indenture"). All of the Debentures and Shares are being registered on behalf of the holders of the Debentures.

         We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In connection with this opinion, we have examined the Registration Statement and the Indenture. We have also examined such documents and made such other investigations as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture and the purchase agreement relating to the Debentures and on certificates and other inquiries of officers of the Company and of public officials.

         We express no opinion as to the laws of any jurisdiction other than those of the Commonwealth of Massachusetts, the State of New York, the Delaware General Corporate Law and the federal laws of the United States of America.

         Based upon the foregoing, we are of the opinion that:

         1. The Debentures have been duly authorized, executed and delivered by the Company and, assuming that they have been authenticated by LaSalle Bank, as debenture trustee, in the


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ROPES & GRAY LLP


                                       -2-                      June 28, 2006



manner prescribed by the Indenture, and delivered to and paid for by the Trust, and the Guarantee constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The Shares have been duly authorized and, when issued upon conversion of the Debentures or the Preferred Securities, will be validly issued, fully paid and non-assessable.

         Our opinion in paragraph 1 is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and to general principles of equity.

         We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.



                                                     Very truly yours,


                                                     /s/ Ropes & Gray LLP


                                                     Ropes & Gray LLP